Exhibit 99.1

NEWS RELEASE

GP STRATEGIES REPORTS 79% INCREASE IN FOURTH QUARTER 2010 OPERATING INCOME

Elkridge, MD. March 3, 2011. GP Strategies Corporation (NYSE: GPX), a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services through its principal operating subsidiary General Physics Corporation, today reported financial results for the quarter and year ended December 31, 2010.

Overview of Fourth Quarter 2010 Results:

•                  Revenue increased 23% to $70.8 million for fourth quarter of 2010 from $57.8 million for fourth quarter of 2009

•                  Operating income increased 79% to $6.2 million for fourth quarter of 2010 from $3.4 million for fourth quarter of 2009

•                  Adjusted EBITDA increased 55% to $7.2 million, or 10% of revenue, for fourth quarter of 2010 from $4.7 million, or 8% of revenue, for fourth quarter of 2009

•                  Cash and cash equivalents of $28.9 million as of December 31, 2010

The Company earned $0.23 per diluted share for the quarter ended December 31, 2010, compared to earnings of $0.13 per diluted share for the fourth quarter of 2009.  The Company achieved organic revenue growth of 8% during the fourth quarter of 2010 compared to 2009. Income before income tax expense increased $2.6 million or 74% during the fourth quarter of 2010 compared to 2009 primarily due to an increase in gross profit which resulted from improved revenue and margins. Net income was $4.3 million for the fourth quarter of 2010 compared to $2.0 million for the fourth quarter of 2009. Also contributing to increased net income for the fourth quarter of 2010 was a decrease in the Company’s effective income tax rate which was primarily due to a larger portion of income being derived from foreign jurisdictions which are taxed at lower rates, as well as other reductions in tax expense during the quarter, including: 1) a non-recurring deduction related to the closure of the Company’s Malaysian operations during 2010, and 2) a correction of immaterial errors in prior year tax provisions. Excluding the non-recurring income tax expense reductions which in total had a $0.04 per share impact to the quarter, earnings for the fourth quarter of 2010 was $0.19 per share.

“I am pleased to report another quarter of dramatically improved results for the quarter ended December 31, 2010, which were achieved from both organic growth and acquisitions,” said Scott N. Greenberg, Chief Executive Officer of GP Strategies. “During the fourth quarter and fiscal 2010, we increased the volume of business with existing customers while also winning new accounts, enabling us to grow both revenue and profit margins. Continuing our acquisition strategy, we successfully completed three 2010 acquisitions in the United Kingdom, further expanding our international presence in the European markets, and increasing the breadth of our training offerings. In addition, we are pleased to now have an increased presence in China due to our recently announced acquisition of the training business of Communication Consulting, which provides us with a stronger foundation to serve multinational customers. We will continue to evaluate strategic acquisitions to further develop our platform and services, while also maintaining focus on providing high quality and cost-effective award-winning solutions to our customers.”

Balance Sheet and Cash Flow Highlights

As of December 31, 2010, the Company had cash and cash equivalents of $28.9 million compared to $10.8 million as of December 31, 2009. The Company had no short-term borrowings or long-term debt outstanding and $29.8 million of available borrowings under its revolving credit facility as of December 31, 2010. Cash provided by operating activities was $3.1 million for the quarter and $26.2 million for year ended December 31, 2010.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on March 3, 2011. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call will be 888-633-3324 or 973-935-8549 using conference ID number 47136991. A telephone replay of the call will also be available beginning at 11:00 a.m. on March 3rd until 11:59 p.m. on March 17th. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 47136991.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — Adjusted EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation (GP), is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Quarters ended December 31,		Years ended December 31,
	2010	2009	2010	2009
Revenue	$70,819	$57,793	$259,926	$219,240
Cost of revenue	58,250	48,814	217,236	185,149
Gross profit	12,569	8,979	42,690	34,091
Selling, general and administrative expenses	6,251	5,534	23,466	20,800
Gain (loss) on change in fair value of contingent consideration, net	(165)	—	1,313	—
Goodwill impairment loss	—	—	—	10,163
Operating income	6,153	3,445	20,537	3,128
Interest expense	89	60	236	217
Other income	114	165	551	484
Income before income tax expense	6,178	3,550	20,852	3,395
Income tax expense	1,903	1,563	8,120	4,585
Net income (loss)	$4,275	$1,987	$12,732	$(1,190)

Basic weighted average shares outstanding	18,662	15,762	18,621	15,835
Diluted weighted average shares outstanding	18,775	15,894	18,729	15,911
Per common share data:
Basic earnings (loss) per share	$0.23	$0.13	$0.68	$(0.08)
Diluted earnings (loss) per share	$0.23	$0.13	$0.68	$(0.07)
Other data:
Adjusted EBITDA (1)	$7,192	$4,653	$25,318	$17,155

(1)          The term Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — Adjusted EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Quarters ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Revenue by segment:
Manufacturing & BPO	$40,759	$28,972	$146,675	$98,929
Process & Government	11,100	11,946	43,140	52,003
Energy	6,394	5,781	22,958	22,674
Sandy Training & Marketing	12,566	11,094	47,153	45,634
Total revenue	$70,819	$57,793	$259,926	$219,240

Gross profit by segment:
Manufacturing & BPO	$6,691	$3,929	$22,640	$13,448
Process & Government	1,645	1,648	6,677	7,810
Energy	2,472	1,757	7,263	6,306
Sandy Training & Marketing	1,761	1,645	6,110	6,527
Total gross profit	$12,569	$8,979	$42,690	$34,091

Operating income (loss) by segment:
Manufacturing & BPO (2)	$3,396	$1,077	$10,221	$(5,543)
Process & Government	726	714	3,275	3,594
Energy	1,993	1,330	5,468	4,474
Sandy Training & Marketing (2)	622	686	1,890	2,411
Corporate and other costs	(419)	(362)	(1,630)	(1,808)
Gain (loss) on change in fair value of contingent consideration, net	(165)	—	1,313	—
Total operating income (loss)	$6,153	$3,445	$20,537	$3,128

Supplemental Cash Flow Information:
Net cash provided by operating activities	$3,105	$8,630	$26,190	$18,776
Capital expenditures	(955)	(561)	(1,531)	(1,174)
Free cash flow	$2,150	$8,069	$24,659	$17,602

(2)          The operating loss for the Manufacturing & BPO segment for the year ended December 31, 2009 includes a $10,163,000 goodwill and intangible asset impairment loss recognized during the second quarter of 2009.

Non-GAAP Reconciliation — Adjusted EBITDA

(Dollars in thousands)

(Unaudited)

	Quarters ended December 31,		Years ended December 31,
	2010	2009	2010	2009
Net income (loss)	$4,275	$1,987	$12,732	$(1,190)
Interest expense	89	60	236	217
Income tax expense	1,903	1,563	8,120	4,585
Depreciation and amortization	925	1,043	4,230	3,380
Goodwill impairment loss	—	—	—	10,163
Adjusted EBITDA (3)	$7,192	$4,653	$25,318	$17,155

(3)          Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization and goodwill impairment loss to net income. Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2010	2009
Current assets:
Cash and cash equivalents	$28,902	$10,803
Accounts and other receivables	47,874	45,471
Inventories, net	305	557
Costs and estimated earnings in excess of billings on uncompleted contracts	12,929	10,590
Prepaid expenses and other current assets	5,813	6,692
Total current assets	95,823	74,113
Property, plant and equipment, net	2,965	3,121
Goodwill and other intangibles, net	82,791	77,531
Other assets	1,617	1,936
Total assets	$183,196	$156,701

Current liabilities:
Accounts payable and accrued expenses	$32,694	$23,464
Billings in excess of costs and estimated earnings on uncompleted contracts	15,807	13,272
Total current liabilities	48,501	36,736
Other non-current liabilities	9,908	9,075
Total liabilities	58,409	45,811
Total stockholders’ equity	124,787	110,890
Total liabilities and stockholders’ equity	$183,196	$156,701

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
410-379-3640	410-379-3636	(410) 379-3725